AMENDMENT NO. 1
to the
CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 to the CONSULTING AGREEMENT (this "Amendment") made effective the 1st day of January, 2012 by and between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 450 Wireless Boulevard, Hauppauge, NY 11788 ("NLCS"), and MILLER INVESTMENT TRUST, a registered investment company organized as a Delaware business trust, located at The Wellesley Office Park, 20 William Street, Wellesley, Massachusetts 02481 ("Trust") (collectively, NLCS and Trust shall be referred to as the "Parties").

WHEREAS, the Parties have entered into a Consulting Agreement effective as of January 1, 2010, (the "Consulting Agreement"); and

WHEREAS, Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Consulting Agreement; and

WHEREAS, the Parties desire to amend the Consulting Agreement as described herein to increase fees paid by Trust to NLCS.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1. Appendix B of the Consulting Agreement shall be deleted in its entirety and replaced with the **Appendix B** attached hereto.

Except as specifically modified hereby, the Consulting Agreement shall remain in full force and effect. If there is a conflict between this Amendment and the Consulting Agreement, this Amendment shall apply with respect to the conflicting provision.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment effective as of the date first written above.

MILLER INVESTMENT TRUST	**NORTHERN LIGHTS COMPLIANCE SERVICES, LLC**
By: Greg Miller President	By: Michael J. Wagner President

APPENDIX B –FEES

Effective January 1, 2012

1) Development of Procedures. A one-time fee of $0 will be billed for developing/updating the Compliance Program Manual for the Trust.

plus

2) Base Fee – Trust Chief Compliance Officer Services.

Base Annual Fee

$20,000.00

The Annual Fee under this Agreement will be billed to each Fund set forth on **Appendix A** on a calendar quarterly basis, in advance. The invoices shall be due and payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS. Each invoice shall provide by NLCS shall include the amount due and a brief description of the services rendered.

An additional fee of $5,000 per year will be charged to each Fund involving complex securities or other higher risk compliance issues, as determined by NLCS in its sole discretion.

On the annual anniversary date of each Fund being added to this Agreement, such Fund's fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region ("CPI") for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

Pricing Discounts

NLCS shall offer pricing discounts for multiple Funds advised by the same investment adviser (a "Fund Family"). The Annual Fee shall be charged on the largest fund in a Fund Family. A 50% discount from the Annual Fee will be given to the second and third largest Fund and a 75% discount off the Annual Fee will be given to any additional Funds. Sub-Advised Funds are not eligible to participate in Fund Family pricing discounts.

plus

3) Out of Pocket Expenses.
Reasonable expenses incurred in connection with Trust business, including, but not limited to,

travel and meals, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust's Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally. An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust within fifteen (15) days of receipt of an invoice from NLCS. Fund specific Out of Pocket Expenses, such as those incurred from visits to investment advisers for specific Funds, will be allocated by the Trust to the respective Fund.